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                                                                Exhibit 10.38
                                    AGREEMENT


         This agreement ("Agreement") is made and entered into effective the 16th day of July, 1998, by and among (i) SSE TELECOM, INC., a Delaware corporation ("SSET"), (ii) CORPORATE TELECOM SERVICES, INC., a Maryland corporation ("CTSI"), and (iii) WILBUR L. PRITCHARD ("Mr. Pritchard").

                                    RECITALS

         R-1. In 1988, and for periods prior thereto, SSET maintained its principal executive offices in Bethesda, Maryland, and engaged, directly and through subsidiary companies, in the business, among other things, of providing to its customers engineering and related services in respect to applications filed with the Federal Communications Commission (the "FCC" or the "Commission") seeking authority to provide public cellular telecommunications radio service. SSET had developed a reputation as a leading provider of satellite systems engineering services, as a provider of other consulting and engineering services to companies in the telecommunications industry, and had developed an expertise in the providing of services to customers seeking authority to operate such systems through the competitive process which had been in effect at the FCC through 1986. Starting in 1986, the Commission developed a lottery process for the selection of a particular applicant among multiple applicants for metropolitan service areas ("MSAs"), and later for the award to an applicant from multiple applications for rural service areas ("RSAs"). In the establishment of the lottery process, the Commission promulgated various rules, including rules intended, among other things, to reduce "speculation" in lottery applications through the filing and subsequent sale of applications, and the filing of multiple applications by the same applicant for the same market area.

         R-2. In 1986, SSET caused the formation of CTSI as a wholly-owned subsidiary of SSET, and then used CTSI as SSET's corporate entity as an applicant for the award of cellular licenses in certain of the MSA markets, and subsequently as the applicant for various RSA markets. SSET prepared applications for CTSI and CTSI filed with the Commission for various RSA markets, correctly disclosing, as required by applicable rules, the parent subsidiary relationship between SSET and CTSI, and the principal officers of SSET and CTSI.

         R-3. In the summer of 1988, SSET had formed, as a wholly-owned subsidiary, SSE Technologies Inc. ("SSE Tech") to engage in the business of manufacturing satellite transceivers, and by the latter part of 1988, and continuing into early 1989, SSET was seeking financing for the business of SSE Tech and intended to make a private placement of shares of SSET common stock to raise needed capital. In 1988, SSET was a public company, with shares of its common stock publicly traded, and the public nature of SSET has continued to the present.

         R-4. At the time of the proposed private placement, SSET became concerned in respect to the effect of the proposed private placement on the various pending applications filed by CTSI with the FCC for the pending RSA lotteries because, among other things, completion of the private placement would materially change the stock ownership interest in SSET and one of the prospective investors had, through another entity, filed applications with the FCC for some of the
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same RSA markets as filed for by CTSI.

         R-5. In February 1989, SSET and CTSI sought the advice of experienced FCC legal counsel, and being unable to receive guidance from the FCC, such legal counsel recommended the placing in trust by SSET of its stock ownership interest in CTSI, with the expectation that a formal application could then be made to the Commission when appropriate to seek an amendment to CTSI's applications.

         R-6. In February 1989, SSET, CTSI and Mr. Pritchard, as Trustee, entered into a trust agreement dated February 23, 1989, under which SSET placed in trust with Mr. Pritchard, as Trustee, all of the stock ownership interest in CTSI, pursuant to the said trust agreement as amended July 7, 1989 (the "Trust Agreement"). Mr. Pritchard was the founder of SSET, and in February 1989 its president and controlling stockholder. On May 5, 1989, following a lottery, the Commission designated CTSI as the tentative selectee for the Nebraska-Boone No. 5 Rural Service Area (the "Boone RSA"), and on June 21, 1989, CTSI filed an amendment to its application explaining the existence of the Trust Agreement and seeking approval of the Commission to an amendment of CTSI's application and confirmation of CTSI as the selectee of the Boone RSA. The Mobile Services Division ("MSD") of the FCC denied CTSI's application, and further rejected CTSI as the tentative selectee for the Boone RSA. CTSI appealed the decision of the MSD to the Commission's Common Carrier Bureau (the "CCB"), and in October 1991, the CCB affirmed the decision of the MSD. CTSI appealed such decision to the full Commission, and on March 1, 1994, the Commission denied CTSI's application for review, denied CTSI's request for waiver of certain of its rules, and affirmed the order of the CCB. On March 29, 1994, CTSI appealed the decision of the Commission to the United States Court of Appeals for the District of Columbia Circuit. On June 2, 1995, the Court of Appeals reversed and remanded the Commission's order and directed that the Commission reconsider the application of CTSI. On remand and reconsideration, the Commission concluded that CTSI's application did not violate the policy objectives of the Commission, and that the application should, therefore, be granted, and effective May 7, 1997, the Commission granted CTSI's application and affirmed CTSI as the selectee for the Boone RSA. Thereafter, CTSI completed the application process with the FCC and obtained FCC authorization (the "Authorization") to construct, own and operate the non-wireline cellular telephone system in the Boone RSA.

         R-7. In December 1994, in order to obtain funds for the payment of certain expenses of CTSI, including funds for the prosecution of the appeal in the United States Court of Appeals, CTSI entered into a Loan and Pledge Agreement dated December 13, 1994, with Global Communications Systems, Inc. ("Global") under which agreement (the "Loan and Pledge Agreement") Global lent to CTSI $100,000.00, and Global acquired a put option right under which Global obtained the right and option to match any offer received by CTSI for the purchase from CTSI of the Authorization if CTSI gave notice to Global of its intention to accept such an offer subject, however, to the proviso that Global need not pay in excess of $40.00 "per pop" times the population in the Boone RSA market (the "per pop put price").

         R-8. Effective December 22, 1997, CTSI entered into an Asset Purchase Agreement with


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Western Wireless Corporation ("Western"), the interim operator, under which agreement (the "Asset Purchase Agreement") the parties agreed to seek the approval of the FCC for the sale by CTSI of the Authorization for the Boone RSA to Western, and, if such approval was obtained, for the sale by CTSI of such Authorization to Western for the purchase price and upon the terms more particularly set forth in the Asset Purchase Agreement. An application to the FCC was duly filed by Western and CTSI, and the Commission granted such application effective May 1, 1998. The Commission's Order granting the application became final on June 15, 1998.

         R-9. Throughout the period from February 1989, and through the date of this Agreement, Mr. Pritchard has held, as Trustee, the stock ownership interest in CTSI, and has diligently pursued the obtaining of the Authorization for CTSI and the subsequent approval for the sale and transfer of the Authorization to Western under the Asset Purchase Agreement.

         R-10.CTSI is no longer a party or applicant before the FCC or the holder of any license or permit granted by the FCC, and the parties hereto have concluded that termination of the Trust Agreement and redeliver to SSET of the stock ownership in CTSI is appropriate.

         NOW, THEREFORE, in consideration of the foregoing, and the covenants and agreements herein contained, and the benefits to be derived here from, the parties, intending to be legally bound, hereby agree as follows:

         1. RECITALS. The recitals set forth above are incorporated herein by reference and constitute a part of this Agreement.

         2. SATISFACTION OF GLOBAL. The parties acknowledge that all obligations of CTSI arising from the Loan and Pledge Agreement with Global have, prior to the date of this Agreement, been satisfied in full by the following transactions:

              (a) To induce CTSI to enter into the Asset Purchase Agreement with Western, CTSI through Trustee, and Global entered into a first amendment to the Loan and Pledge Agreement effective September 26, 1997 (the "First Amendment") pursuant to which, among other things, the "per pop put price" was amended to $48.00, rather than $40.00 as set forth in the Loan and Pledge Agreement, effectively increasing the consideration to be received by CTSI under the Asset Purchase Agreement with Western by $8.00 "per pop". Further, CTSI gave notice to Global of CTSI"s receipt of an offer for the transfer of the Authorization for the Boone RSA at $48.00 per pop based on the population of 145,000 in the Boone RSA. Subsequent to the First Amendment, CTSI entered into the Asset Purchase Agreement with Western.

              (b) The First Amendment also provided for the repayment by CTSI to Global of the term loan in the amount of $100,000, together with agreed interest in the liquidated sum of $12,000, and such aggregate payment of $112,000 (the "Global Debt") was paid by CTSI to Global concurrent with closing under the Asset Purchase Agreement with Western.

              (c) CTSI, Mr. Pritchard, Global and Global's president, Kent S. Foster


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("Foster") executed and delivered a Mutual Release Agreement, a copy of which is annexed hereto and identified as Exhibit 2(c) (the "CTSI-Global Release"). CTSI and Mr. Pritchard hereby confirm that all conditions precedent to the effectiveness of such release have been satisfied, and the CTSI-Global Release is in full force and effect.

         3. SALE TO WESTERN. Pursuant to the Asset Purchase Agreement, CTSI, as Seller, and Western, as Purchaser, agreed to the sale and purchase of CTSI's ownership interest in the Authorization for the Boone RSA for the purchase price and upon the terms and conditions set forth in the Asset Purchase Agreement. A copy of the Asset Purchase Agreement is annexed hereto as Exhibit 3. In respect to the Asset Purchase Agreement with Western, the parties acknowledge:

              (a) All conditions to closing under the Asset Purchase Agreement were satisfied, and the Closing of the purchase and sale of the Authorization occurred on June 22, 1998.

              (b) Annexed hereto as Exhibit 3(b) is a copy of the confirmation of closing and receipt of the purchase price.

              (c) CTSI has fully performed all of its obligations and has exercised all rights under the Asset Purchase Agreement with Western, and as of the date of this Agreement, CTSI no longer has any interest in the Authorization.

         4. SATISFACTION OF LIABILITIES OF CTSI. The parties acknowledge that during the period from in or about February 1989, and continuing to the period immediately prior to the date of this Agreement, CTSI incurred, and Mr. Pritchard, in his capacity as Trustee incurred, various liabilities and commitments arising out of the pursuit by CTSI of the obtaining of the Authorization for the Boone RSA. SSET also incurred and paid obligations in respect to CTSI both prior to February 1989 and subsequent to February 1989. Except as set forth in (c) and (d) below, all of such liabilities have been paid and satisfied as of the date of this Agreement as follows:

              (a) The liabilities to Global have been satisfied as provided in
Section 2 above.

              (b) Except for the liabilities described in (c) and (d) below, all other liabilities of CTSI incurred or accrued during the period February 1989, through and including the date of this Agreement, are identified on the annexed
Exhibit 4(b) (the "Scheduled Liabilities"). Prior to or concurrent with execution of this Agreement, the Scheduled Liabilities have been paid and satisfied in full at the amounts reflected on such Schedule.

              (c) The parties acknowledge that SSET advanced various funds to CTSI from the period of CTSI's organization through February 1989, and that after February 1989, SSET paid directly to third persons various expenses incurred on behalf of CTSI in furtherance of the business of CTSI, including expenses incurred in pursuing the obtaining of the Authorization for CTSI. Amounts advanced to CTSI from SSET, and amounts advanced, paid or expensed on behalf of CTSI by SSET, shall be resolved and satisfied as CTSI and SSET shall agree separate from the terms of this Agreement.


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              (d) Payment of amounts to Mr. Pritchard for his services as
Trustee shall be in accordance with the provisions of Section 6 below.

         5. REASSIGNMENT OF CTSI STOCK TO SSET. The parties hereto have concluded that the purpose for the conveyance by SSET of its stock ownership interest in CTSI to Mr. Pritchard, as Trustee under the Trust Agreement, has been satisfied and that the continued holding of the stock ownership interest in CTSI by the Trustee is no longer necessary, and the parties, having considered the advice of legal counsel, determined to terminate the holding of the stock ownership interest in CTSI by Mr. Pritchard, as Trustee. Concurrent with the execution of this Agreement, and without further act by any of the parties hereto, the parties agree that the Trust Agreement is hereby terminated and the stock ownership interest in CTSI is hereby redelivered to SSET. In furtherance of such termination and redelivery, concurrent with the execution of this Agreement, Mr. Pritchard has surrendered the certificate representing 100 shares of the common stock of CTSI, being all of the issued and outstanding shares of CTSI, and has executed and delivered to SSET an assignment separate from the certificate conveying such shares to SSET.

         6. COMPENSATION TO MR. PRITCHARD. SSET and CTSI acknowledge that Mr. Pritchard diligently pursued the efforts to obtain the Authorization for CTSI, was responsible, together with legal counsel, for the directions taken over the preceding years in obtaining such Authorization, materially contributed to the obtaining of an increase in the Aper pop put price@ resulting in substantial benefit to CTSI, and has otherwise materially contributed to the transactions which permitted the resultant sale of the Authorization and the return to SSET of its ownership interest in CTSI. As compensation for all services rendered by Mr. Pritchard arising out of the Trust Agreement, concurrent with the execution of the Agreement, Mr. Pritchard shall be paid $728,489.00. The parties agree that the amount paid to Mr. Pritchard pursuant to the preceding sentence includes compensation for services rendered, and any incidental expenses incurred by Mr. Pritchard not included in the Scheduled Liabilities. Such amount has been paid concurrent with the execution of this Agreement, the receipt of which is acknowledged by Mr. Pritchard. Mr. Pritchard acknowledges that the amount so paid will be reported for federal and state income tax purposes as a deductible expense on the separate tax return of CTSI and/or the consolidated tax return of CTSI with SSET, and that the same is reportable by Mr. Pritchard on his personal state and federal tax returns as income to Mr. Pritchard.

         7.   LEGAL COUNSEL.  The parties acknowledge:

              (a) At all times during the prosecution by CTSI of the proceedings before the FCC, the law firm of Haley, Bader & Potts, P.L.C. has been legal counsel for CTSI in all matters in respect to representation before the Commission. Haley, Bader & Potts, P.L.C. perfected the appeal by CTSI to the United States Court of Appeals, and in addition, Michael J. Hirrel, Esquire, represented CTSI in the United States Court of Appeals.

              (b) Throughout the period of the Trust Agreement, Mr. Pritchard, individually and in his capacity as Trustee, has been represented by independent counsel, initially by Reid &


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Priest, and since in or about February 1994, by Swidler & Berlin Chartered.

              (c) SSET has, at all times, been represented by G. Donald Markle (and law firms with whom he has been associated).

              (d) In respect to this Agreement and the transactions herein provided, the parties have received such legal advice as they have, respectively, deemed necessary or appropriate.

         8.   INDEMNIFICATION.

              (a) SSET and CTSI, jointly and severally (collectively, the "Indemnitor") shall indemnify Mr. Pritchard, individually and in his capacity as Trustee, and his heirs, administrators, successors and personal representatives (the "Indemnitee") and hold the Indemnitee harmless from and against any and all losses, costs, liabilities, damages or deficiencies (including, without limitation, reasonable attorneys' fees and court costs) incurred by the Indemnitee resulting from the assertion of any claim against Indemnitee arising out of or relating to the Trust Agreement, any act or omission undertaken by Mr. Pritchard under or pursuant to the Trust Agreement, or the redelivery by Mr. Pritchard of the stock ownership interest in CTSI to SSET.

              (b) Upon the assertion of any claim by third parties against Indemnitee as to which Indemnitee is entitled to indemnification, Indemnitee shall give reasonable notice to SSET after the Indemnitee has knowledge of the commencement of any legal proceeding or the assertion of any claim, and shall permit the Indemnitor to assume the defense of any such legal proceeding by counsel reasonably acceptable to Indemnitee. If Indemnitor shall assume the defense of any such claim or litigation resulting therefrom, Indemnitor shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom, and the Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of SSET so long as Indemnitor is contesting or defending the same in good faith, and the Indemnitee shall cooperate with Indemnitor in the contest or defense thereof, and shall accept any settlement thereof recommended by Indemnitor so long as the amount of such settlement is paid in full by SSET or CTSI, and otherwise complies with this Agreement.

              (c) If both SSET and CTSI shall fail to assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as the Indemnitee may deem appropriate, and may settle such claim or litigation on such terms as the Indemnitee may deem appropriate, and SSET and CTSI, jointly and severally, shall promptly reimburse the Indemnitee for the amount of such settlement and all expenses, legal or otherwise, incurred by the Indemnitee in connection with the defense or settlement of such claim or litigation.

         9. NOTICES. All notices, requests, consents, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of personal delivery or (b) on the third day after the date of deposit in the United States Mail, postage prepaid, by certified mail, return receipt


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requested, or (c) on the date of transmission by telephonic facsimile transmission with written confirmation, or (d) on the first business day after the date of delivery to a nationally recognized overnight courier service, in each case, addressed as follows or to such other person or address as any party shall designate by notice to the other parties in accordance herewith:

If to SSET:             SSE Telecom, Inc.
                        Attn: Chief Financial Officer
                               47823 Westinghouse Drive
                               Fremont, California 94539
                               Fax: (510) 651-8027

If to CTSI:             Corporate Telecom Services, Inc.
                        Attn: Chief Financial Officer
                               47823 Westinghouse Drive
                               Fremont, California 94539
                               Fax: (510) 651-8027

With, when to
either SSET or
CTSI, a copy to:        Surovell, Jackson, Colten & Dugan, P.C.
                               Attn: G. Donald Markle, Esquire
                               4010 University Drive, Suite 200
                               Fairfax, Virginia 22030
                               Fax: (703) 591-2149

If to Mr. Pritchard:    Wilbur L. Pritchard
                               W. L. Pritchard & Co., Inc.
                               7315 Wisconsin Avenue
                               Bethesda, Maryland 20814
                               Fax: (301) 654-1814

With a copy to:         Swidler & Berlin, Chartered
                               Attn: Joel Van Over, Esquire
                               3000 K Street N.W., Suite 300
                               Washington, D.C. 20007
                               Fax: (202) 424-7645

         10. EXHIBITS; SCHEDULES; SECTIONS. All exhibits and schedules to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

         11. BINDING EFFECT. This Agreement may not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing and subject to the other express


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provisions of this Agreement to the extent otherwise providing, all of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

         12. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it shall be determined at any time by any court of competent jurisdiction that any provision of this Agreement or any portion thereof is unenforceable, then such portions as shall have been determined to be unenforceable shall thereupon be deemed to be so amended as to make such restrictions reasonable in the determination of such court, and the provisions, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of any alleged breach of such provision.

         13. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. GOVERNING LAW. This Agreement shall be governed by, and shall be construed in accordance with the laws of the State of Maryland.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                       SSE Telecom, Inc.



                                       By: /s/ Daniel E. Moore
                                          --------------------------------------
                                          Daniel E. Moore, Chairman

                                       Corporate Telecom Services, Inc.



                                       By: /s/ Wilbur L. Pritchard
                                          --------------------------------------
                                         Wilbur L. Pritchard, President



                                       /s/ Wilbur L. Pritchard
                                       -----------------------------------------
                                       Wilbur L. Pritchard, Individually


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